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Exhibit 20.1
                                                                  [HANOVER LOGO]
FOR IMMEDIATE RELEASE

CONTACT:    Hanover Direct, Inc.                            The MWW Group
            Charles E. Blue                                 Rich Tauberman
            SVP & Chief Financial Officer                   Tel: (201) 507-9500
            Tel: (201) 272-3412


HANOVER DIRECT, INC. ANNOUNCES ELIMINATION OF EXECUTIVE POSITION IN CONTINUATION
                   OF STRATEGIC BUSINESS REALIGNMENT PROGRAM


EDGEWATER, NJ, February 13, 2004 - Hanover Direct, Inc. announced today that the Company would eliminate the position of Executive Vice President, Finance & Administration, currently held by Brian C. Harriss, effective today. In connection with this downsizing, Mr. Charles Blue, Senior Vice President & Chief Financial Officer, will assume the additional role of Company Secretary.

"I want to thank Brian," said Tom Shull, Hanover Direct's Chairman, President and Chief Executive Officer, "for his many contributions to the Company's strategic business realignment program over the past three years in a variety of executive roles and wish him well in his future endeavors."

ABOUT HANOVER DIRECT, INC.

Hanover Direct, Inc. (AMEX: HNV) and its business units provide quality, branded merchandise through a portfolio of catalogs and e-commerce platforms to consumers, as well as a comprehensive range of Internet, e-commerce, and fulfillment services to businesses. The Company's catalog and Internet portfolio of home fashions, apparel and gift brands include Domestications, The Company Store, Company Kids, Silhouettes, International Male, Scandia Down, and Gump's By Mail. The Company owns Gump's, a retail store based in San Francisco. Each brand can be accessed on the Internet individually by name. Keystone Internet Services, LLC (www.keystoneinternet.com), the Company's third party fulfillment operation, also provides the logistical, IT and fulfillment needs of the Company's catalogs and web sites. Information on Hanover Direct, including each of its subsidiaries, can be accessed on the Internet at www.hanoverdirect.com.